Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

FIRST BANK LUBBOCK BANCSHARES, INC.

OUTSOURCE DELAWARE CAPITAL GROUP, INC.

and

OMNI NATIONAL BANK

Dated as of April 6, 2007

i

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of April 2007, by and between OMNI NATIONAL BANK, a national banking association (the “Purchaser”) and FIRST BANK LUBBOCK BANCSHARES, INC., a Texas corporation (“FBL”) and OUTSOURCE DELAWARE CAPITAL GROUP, INC., a Delaware Corporation and wholly-owned subsidiary of FBL (“Seller”).

WITNESSETH:

WHEREAS, the Purchaser is a national banking association with its principal offices in Atlanta, Georgia, and is a wholly-owned subsidiary of Omni Financial Services, Inc., a Georgia corporation (“OFS”);

WHEREAS, FBL, through the Seller, owns 100 percent of the stock of First Bank & Trust (“FB&T”), a Texas state bank located in Lubbock, Texas;

WHEREAS, Wilson Bancshares, Inc. (“WBI”) is a Texas corporation that owns 100 percent of the stock of Wilson State Bank (the “Wilson Bank”), a Texas state bank located in Wilson, Texas;

WHEREAS, FBL and WBI have entered into an Agreement and Plan of Reorganization dated February 27, 2007 (the “Reorganization Agreement”) which provides for the acquisition by FBL of all of the stock of WBI through the merger (the “Holding Company Merger”) of WBI with and into the Seller, with the Seller as the surviving corporation;

WHEREAS, following the Holding Company Merger, the Seller will own 100 percent of the stock of the Wilson Bank, consisting of 5,000 shares of common stock (the “Shares”);

WHEREAS, Purchaser, FBL and the Seller desire that immediately prior to the consummation of the transactions contemplated by this Agreement, the Wilson Bank will merge with FB&T (the “Bank Merger”) pursuant to the provisions of Section 32.301 of the Texas Finance Code and that certain merger agreement to be executed by and between FB&T and the Wilson Bank (the “Affiliate Merger Agreement”). Both FB&T and the Wilson Bank will survive the Bank Merger and, as a result, all of the assets other than $2,000,000 of cash, the charter, articles of incorporation, bylaws and corporate records of the Wilson Bank, and all of the liabilities of the Wilson Bank, will be allocated to and vested in FB&T. The Seller will continue to own 100% of the Shares immediately after consummation of the Bank Merger;

WHEREAS, immediately following consummation of the Bank Merger, the Seller desires to sell the Shares for cash and the Purchaser desires to purchase the Shares from the Seller on the terms and conditions contained herein (the “Stock Acquisition”), and immediately upon consummation of the Stock Acquisition Wilson Bank will merge with and into the Purchaser with the Purchaser being the surviving bank (as a national banking association); and

WHEREAS, the Stock Acquisition contemplated by this Agreement is part of a series of integrated transactions by and among FBL, the Seller, WBI and Wilson Bank, which other transactions include (i) the Holding Company Merger, (ii) the Bank Merger, (iii) the relocation by the Wilson Bank of its domicile or main office to a location in Texas to be designated by the Purchaser (the “Relocated Main Office”), and (iv) FB&T’s establishment of branches at the former home office and branch locations of the Wilson Bank (the transactions contemplated by the Holding Company Merger, the Bank Merger, the relocation of the Relocated Main Office, and the establishment of branches by FB&T are herein described as the “Related Transactions”), which Related Transactions will be consummated in conjunction with the Closing (as herein defined) of the Stock Acquisition as well as any other transactions described in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

Section 1.01 Acquisition of the Shares. On the terms and subject to the conditions contained in this Agreement, the Purchaser hereby agrees to purchase and the Seller hereby agrees to sell, convey, transfer and assign the Shares to the Purchaser, free and clear of all liens, security interests, pledges, encumbrances, buy-sell agreements, preemptive rights and adverse claims of every kind and character whatsoever.

Section 1.02 Purchase Price. As consideration for the sale of the Shares, the Purchaser shall pay the Seller the aggregate amount of $2,300,000 (the “Purchase Price”) in cash at the Closing, after consummation of the Related Transactions. At the effective time of the Stock Acquisition, the Seller shall ensure that the Wilson Bank has cash on hand equal to $2,000,000.

Section 1.03 Closing and Closing Date. Following the receipt of all necessary regulatory, corporate and other approvals necessary for the consummation of the transactions contemplated in this Agreement and the Related Transactions (as required by Section 2.03 and Section 3.03 of this Agreement) and the expiration of any mandatory waiting periods, the Stock Acquisition provided for in this Agreement shall be consummated at a closing (the “Closing”) to be held on a date determined by the Seller which date shall coincide with the closing of the Holding Company Merger and which shall be on or before July 2, 2007 (the “Closing Date”).

Section 1.04 Actions to be Taken at the Closing by the FBL and the Seller. At the Closing, after the consummation of the Related Transactions, FBL and the Seller shall execute and acknowledge (as appropriate) and deliver to the Purchaser such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to the Purchaser’s obligations to consummate hereunder):

A. Certificates evidencing and representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank. The Shares shall be delivered to the Purchaser free and clear of any and all liens, pledges, security interests, encumbrances, buy-sell agreements, preemptive rights and adverse claims of every kind and character whatsoever.

B. A certificate, dated as of the Closing Date, executed by the appropriate officers of each of FBL and the Seller, pursuant to which FBL and the Seller shall certify that (i) all of the representations and warranties made by FBL and the Seller in this Agreement are true and correct on and as of the Closing Date as if made on such date and (ii) FBL and the Seller has performed and is in compliance with all of FBL’s and the Seller’s covenants and agreements contained herein.

C. A certificate, dated as of the Closing Date, duly executed by the Secretary or an Assistant Secretary of FBL and Seller, acting solely in his or her capacity as an officer of FBL or the Seller, as applicable, pursuant to which FBL and the Seller shall certify (i) the due adoption by the Board of Directors of each of FBL and the Seller of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FBL and the Seller duly authorized to act on their behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of FBL and the Seller; and (iii) that the copy of the Bylaws of each of FBL and the Seller attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

D. True, correct and complete copies of the Articles of Association and other charter documents of the Wilson Bank and all amendments thereto, duly certified as of a recent date by the Texas Banking Department (the “TBD”).

E. The corporate books and records, including, without limitation, the minute books and stock transfer records, and any other relevant authenticated documents of the Wilson Bank.

F. Certificates of existence, dated as of a recent date, issued by the Secretary of State of the State of Texas, the TBD or other applicable administrative body duly certifying to the existence of the Wilson Bank.

G. A Certificate of good standing for the Wilson Bank, dated as of a recent date, issued by the Texas Comptroller of Public Accounts duly certifying to the good standing of the Wilson Bank in the State of Texas.

H. The written resignation of all executive officers and directors of the Wilson Bank. Effective as of the Closing, the employment of all employees of Wilson Bank shall be terminated by Wilson Bank.

I. All other documents required to be delivered to Purchaser by FBL and the Seller under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably required by Purchaser.

Section 1.05 Actions to be Taken at the Closing by the Purchaser. At the Closing, after the consummation of the Related Transactions, the Purchaser shall deliver to the Seller the following:

A. Purchase Price for the Shares by one or more wire transfers.

B. A certificate, dated as of the Closing Date, executed by the appropriate officers of the Purchaser, pursuant to which the Purchaser shall certify that (i) all of the representations and warranties made by the Purchaser in this Agreement are true and correct on and as of the Closing Date as if made on such date and (ii) the Purchaser has performed and is in compliance with all of the Purchaser’s covenants and agreements contained herein.

C. A certificate, dated as of the Closing Date, duly executed by the Secretary or Assistant Secretary of Purchaser, acting solely in his or her capacity as an officer of the Purchaser pursuant to which the Purchaser will certify (i) the due adoption by the Board of Directors of the Purchaser of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Purchaser duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of the Purchaser; and (iii) that the copy of the Bylaws of Purchaser attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

Section 1.06 Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested shall execute and deliver such other instruments and take such other actions as the requesting party may reasonably deem necessary or desirable in order to effect the transactions contemplated hereby.

ARTICLE II.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

All obligations of the Purchaser are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser.

Section 2.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by FBL and the Seller in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing. FBL and the Seller shall have performed or complied with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by FBL and the Seller prior to or at the Closing.

Section 2.02 Proceedings and Documents. All actions, proceedings, instruments and documents required to effectuate this Agreement or incidental hereto shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request, including certified copies of all resolutions authorizing this Agreement and the transactions contemplated herein.

Section 2.03 Governmental and Regulatory Approvals. The Purchaser, on the one hand, and FBL and the Seller, on the other hand, shall have obtained all governmental and regulatory approvals and consents necessary for the consummation of the transactions described in this Agreement on terms and conditions satisfactory to the Purchaser. Such approvals include, without limitation, (i) the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for the Holding Company Merger, (ii) the approval of the TDB and the FDIC for the Bank Merger, (iii) the approval of the TDB and the FDIC regarding the Continuing Branches and to engage in the business of banking at the Continuing Branches and any other location in Texas thereafter, and (iv) the approval of the Office of the Comptroller of the Currency (the “OCC”) and the FDIC for the Wilson Bank to merge with and into the Purchaser.

Section 2.04 Closing of the Related Transactions and Reorganization. The Related Transactions shall have been consummated prior to the Closing of the transactions contemplated by this Agreement.

Section 2.05 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of the Purchaser or the Wilson Bank, except as contemplated by the Related Transactions, (c) impose material limits in the ability of any party to this Agreement to consummate the Agreement or the transactions contemplated hereby, or (d) if this Agreement or the transactions contemplated hereby are consummated, subject the Purchaser or any officer, director, shareholder or employee of the Purchaser to criminal or civil liability. No action or proceeding before any court or governmental authority shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 2.06 Retained Assets; No Deposits or Other Liabilities. The assets of the Wilson Bank on the Closing Date, after consummation of the Related Transactions, shall consist of the Wilson Bank’s charter, articles, bylaws and corporate records and cash in an amount equal to $2,000,000 (the “Retained Assets”). On the Closing Date, Wilson Bank shall have no deposits or other liabilities.

ARTICLE III.

CONDITIONS PRECEDENT TO OBLIGATIONS OF FBL AND THE SELLER

All obligations of FBL and the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by FBL and the Seller:

Section 3.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing. The Purchaser shall have performed or complied with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing.

Section 3.02 Proceedings and Documents. All actions, proceedings, instruments and documents required to effectuate this Agreement or incidental hereto shall be reasonably satisfactory in substance and form to FBL and the Seller, and FBL and the Seller shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 3.03 Governmental and Regulatory Approvals. The Purchaser, FBL and the Seller shall have obtained all governmental and regulatory approvals and consents necessary for the consummation of the transactions described in this Agreement on terms and conditions satisfactory to FBL and the Seller. Such approvals include, without limitation, (i) the approval of the Federal Reserve for the Holding Company Merger, (ii) the approval of the TDB and the FDIC of the Bank Merger and the related establishment of branches by the FB&T at the former home office and branch locations of the Wilson Bank, (iii) the approval of the TDB and the FDIC regarding the Continuing Branches and to engage in the business of banking at the Continuing Branches and any other location in Texas thereafter, and (iv) the approval of the OCC and the FDIC for the Wilson Bank to merge with and into the Purchaser.

Section 3.04 Closing of the Related Transactions and Reorganization. The Related Transactions shall have been consummated prior to the Closing of the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FBL AND THE SELLER

FBL and the Seller, jointly and severally, hereby make the following representations, warranties and covenants to the Purchaser on behalf of itself as of the date of this Agreement and as of the Closing Date.

Section 4.01 Ownership of the Shares. As of the Closing Date, the Shares will constitute 100% of the issued and outstanding capital stock of the Wilson Bank and the Seller will own all of the Shares, and that the Seller will be the sole and lawful record and beneficial owner of the Shares. The Seller will have good and indefeasible title to the Shares and, on the

Closing Date, will have the absolute right to sell, assign and transfer the Shares free and clear of all liens, security interests, pledges, encumbrances, buy-sell agreements, preemptive rights or adverse claims of any kind or character whatsoever. Upon delivery of the Purchase Price for the Shares in accordance with this Agreement, good and indefeasible title to such Shares shall be delivered to the Purchaser.

Section 4.02 Organization and Qualification of the Seller. The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of FBL and the Seller has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to carry out its obligations under this Agreement.

Section 4.03 Organization and Qualification of the Wilson Bank. The Wilson Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the State of Texas, and all rules and regulations applicable to Texas banking associations. The Wilson Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to conduct the business of banking, to accept deposits, makes loans, open and operate bank branches and otherwise conduct banking operations, to own, lease and operate its properties and assets as reasonably required to conduct such banking operations. The Wilson Bank does not own capital stock of any other entity and does not posses the power to vote or direct the voting of sufficient securities of an entity to elect a majority of the directors of such entity.

Section 4.04 Authority and Enforceability. Each of FBL and the Seller has full legal capacity and authority to execute, deliver and perform this Agreement and (provided the required regulatory approvals are obtained) to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of FBL and the Seller, enforceable against FBL and the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.05 No Breach of Contract. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Stock Acquisition and Related Transactions contemplated hereby, nor the fulfillment of the terms hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or articles of association, as applicable, or bylaws of FBL, the Seller or the Wilson Bank or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking to which any of FBL, the Seller or the Wilson Bank is a party or by which any of the properties of FBL, the Seller or the Wilson Bank may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such properties by reason thereof.

Section 4.06 Bank Capitalization. The entire authorized capital stock of the Wilson Bank consists solely of 5,000 shares of common stock, par value $100.00 per share, all of which are issued and outstanding. There are no (i) other outstanding equity securities of any kind or character, (ii) outstanding subscriptions, rights to subscribe to, options, convertible securities, rights, warrants, calls, understandings or other agreements or commitments of any kind issued or granted by, or binding upon, the Wilson Bank to (A) purchase or otherwise acquire any security of or equity interest in the Wilson Bank or (B) issue any shares of, restricting the transfer of or otherwise relating to shares of the Wilson Bank’s capital stock. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the securities laws of the United States or any other applicable jurisdiction or in violation of the preemptive rights of any person.

Section 4.07 No Consents Necessary. Except for such consents and approvals as the Purchaser, on the one hand, and FBL and the Seller, on the other hand, shall attempt to obtain as described in Section 2.03 and Section 3.03 of this Agreement, no consent, approval or order of any governmental or administrative board or body is required for the execution and delivery by FBL and the Seller of this Agreement and the delivery of the certificates representing the Shares and the consummation of the Stock Acquisition, the Related Transactions and other transactions contemplated this Agreement.

Section 4.08 No Liabilities or Litigation. As of the Closing Date, Wilson Bank will not be subject to any liabilities, litigation or, to the knowledge of FBL and Seller, pending litigation.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.01 Organization and Qualification of the Purchaser. The Purchaser is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. The Purchaser has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to carry out its obligations under this Agreement.

Section 5.02 Authority and Enforceability. The Purchaser has full legal capacity and authority to execute, deliver and perform this Agreement and (provided the required regulatory approvals are required) to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.03 No Breach of Contract. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws of the Purchaser or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking to which the Purchaser is a party or by which any of the properties of the Purchaser may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such properties by reason thereof.

Section 5.04 No Consents Necessary. Except for such consents and approvals as the Purchaser, on the one hand, and FBL and the Seller, on the other hand, shall attempt to obtain as described in Section 2.03 and Section 3.03 of this Agreement, no consent, approval or order of any governmental or administrative board or body is required for the execution and delivery by the Purchaser of this Agreement and the payment of the Purchase Price for the Shares.

Section 5.05 Capital and Approvals. The Purchaser has, or will have as of the Closing Date, sufficient capital to complete the Stock Acquisition and to establish a branch in Texas. The Purchaser is an “eligible depository institution” as defined in 12 CFR §303.2(r). As of the date hereof, the Purchaser is not aware of any reason why all of the necessary consents, approvals, permits or other authorizations will not be received in order to permit the consummation of the Stock Purchase and the other transactions contemplated by this Agreement.

ARTICLE VI.

OBLIGATIONS AND COVENANTS OF FBL AND THE SELLER

FBL and the Seller, jointly and severally, hereby covenant as set forth in this ARTICLE VI.

Section 6.01 Best Efforts.

A. Each of FBL and the Seller shall file or cause to be filed, within thirty (30) calendar days of the date of this Agreement, all necessary applications to obtain any necessary governmental or regulatory approvals for the transactions described in this Agreement and the Related Transactions, shall promptly respond to all requests for additional information requested in connection with such applications, shall use its best efforts to obtain such approvals in a timely manner, and shall perform or cause to be satisfied each covenant or condition specified in this Agreement to be performed or satisfied by FBL and the Seller. Each of FBL and the Seller shall keep Purchaser reasonably informed as to the status of such applications and filings. Each of FBL and the Seller shall promptly furnish Purchaser and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

B. Each of FBL and the Seller shall, and shall cause each of its affiliates to, use best efforts to perform or cause to be performed all their respective obligations contemplated by the Related Transactions.

Section 6.02 Confidentiality. Each of FBL and the Seller shall hold in confidence all information furnished to FBL and the Seller by the Purchaser, except as disclosure may be necessary to obtain any governmental or regulatory approvals of the transactions described in this Agreement or as otherwise required by law. In the event this Agreement is terminated, any and all copies of the books and records of the Purchaser received by FBL and the Seller shall be returned to the Purchaser.

Section 6.03 Compliance with Transfer Requirements. On or before the Closing Date, each of FBL and the Seller shall take all necessary steps and proceedings to enable it to effect at the Closing a valid, indefeasible sale and transfer of the Shares to the Purchaser.

Section 6.04 Untrue Representations. FBL and the Seller shall promptly notify the Purchaser in writing if FBL or the Seller becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in this Agreement or that results in FBL or the Seller’s failure to comply with any covenant, condition or agreement contained in this Agreement.

ARTICLE VII.

OBLIGATIONS AND COVENANTS OF THE PURCHASER

The Purchaser hereby covenants as set forth in this ARTICLE VII:

Section 7.01 Best Efforts. The Purchaser shall file or cause to be filed, within thirty (30) calendar days of the date of this Agreement, all necessary applications to obtain any necessary governmental or regulatory approvals for the transactions described in this Agreement and the Related Transactions, shall promptly respond to all requests for additional information requested in connection with such applications, shall use its best efforts to obtain such approvals in a timely manner, and shall perform or cause to be satisfied each covenant or condition specified in this Agreement to be performed or satisfied by the Purchaser. Purchaser shall keep FBL and the Seller reasonably informed as to the status of such application and filings. Purchaser shall promptly furnish FBL and the Seller and its counsel with copies of all such regulatory filings and copies of all correspondence for which confidential treatment has not been requested.

Section 7.02 Confidentiality. The Purchaser shall hold in confidence all information furnished to the Purchaser by FBL, the Seller or the Wilson Bank, except as disclosure may be necessary to obtain any governmental or regulatory approvals of the transactions described in this Agreement. In the event this Agreement is terminated, any and all copies of the books and records of FBL, the Seller and the Wilson Bank received by the Purchaser shall be returned to the Seller.

Section 7.03 Untrue Representations. The Purchaser shall promptly notify the Seller in writing if the Purchaser becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in this Agreement or that results in the Purchaser’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 7.04 Relocated Office. The Purchaser will relocate the Relocated Main Office to, and establish the New Branch at, a location that is not in Lubbock or Lynn County, Texas and thereafter, the Purchaser shall cause the Bank not to open an office in Lubbock or Lynn County, Texas for a period of two years following the Closing Date.

ARTICLE VIII.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT

AND OBLIGATIONS; INDEMNIFICATION

Section 8.01 Survival. The representations, warranties, obligations, covenants, indemnities and agreements of FBL and the Seller, on the one hand, and the Purchaser, on the other hand, contained in this Agreement shall not survive the Closing Date, except that the covenants to be performed after the Closing Date, including without limitation the indemnification obligations of Sections 8.02 and 8.03, shall survive the Closing.

Section 8.02 Indemnification by FBL and the Seller. FBL and the Seller, jointly and severally, agree, effective as of the Closing and thereafter, to pay, and to indemnify, save, defend and hold harmless the Purchaser and each of its officers, directors, shareholders and representatives and their respective heirs, successors and assigns (collectively, “Insiders”), from and against, and shall reimburse the Purchaser and its Insiders with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind (collectively, “Losses”), imposed on, incurred by or asserted against the Purchaser or its Insiders (or any of them) in any way relating to or arising from or out of:

A. any legal, quasi-legal or administrative proceedings of any nature or kind involving FBL, the Seller, the Purchaser, the Wilson Bank, OFS or any of their respective affiliates based on (i) actions or omissions of FBL, the Seller, the Wilson Bank or any of their respective affiliates occurring prior to the Closing Date (other than proceedings covered under 8.03A), or (ii) circumstances existing as of the Closing Date and relating to FBL, the Seller, the Wilson Bank, any of their affiliates, or any of their respective businesses or Properties;

B. a material breach of any covenant of FBL or the Seller or the failure of FBL or the Seller to perform any material agreement, covenant or obligation of FBL or the Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement; and

C. any debt, obligation or other liability of the Wilson Bank in existence on or prior to the Closing Date or arising out of or based upon an event or circumstance occurring on or prior to the Closing Date.

For purposes of this Section 8.02: “Property” means (i) any property owned, leased, or operated by the Party in question or by any of its subsidiaries or in which such Party or subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property and (ii) any facility or property in which the Party in question or any of its subsidiaries participates in the management.

Section 8.03 Indemnification by the Purchaser. The Purchaser hereby agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless FBL, the Seller and each of its Insiders from and against, and shall reimburse FBL, the Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against FBL, the Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A. any legal, quasi-legal or administrative proceedings of any nature or kind involving FBL, Seller, the Purchaser, OFS, or any of their respective affiliates based on (i) actions or omissions of the Purchaser, OFS or any of their respective affiliates occurring prior to the Closing Date (other than proceedings covered under Section 8.02A), or (ii) circumstances existing before the Closing Date and relating to Purchaser, OFS, or any of their respective affiliates; or any such proceedings involving FBL, Seller, the Purchaser, or the Wilson Bank based on actions or omissions of the Purchaser, its affiliates or the Purchaser occurring after the Closing Date or circumstances arising after the Closing Date; and

B. a material breach of any covenant of the Purchaser or the failure of the Purchaser to perform any material agreement, covenant or obligation of the Purchaser contained in this Agreement or in any other agreement or document executed pursuant to this Agreement.

Section 8.04 Control of Litigation.

A. Promptly, or in any event within ten (10) calendar days (in the case of service of legal process) or within thirty (30) calendar days (in the case of any other claim), following receipt by any party to be indemnified under the provisions of this ARTICLE VIII (the “Indemnitee”) of notice of any action, suit, proceeding, claim, demand or assessment (each, an “Action”) against the Indemnitee that might give rise to a claim pursuant to Section 8.01, Section 8.02 or Section 8.03, the Indemnitee shall give written notice thereof to the party or parties obligated to provide such indemnification under the provisions of this ARTICLE VIII (collectively, the “Indemnitor”) indicating the nature of such claim, the basis therefore and the estimated amount thereof. Failure to give any notice provided hereunder shall in no way be deemed a forfeiture of any Indemnitee’s rights to be indemnified hereunder; provided, however, if the Indemnitor shall have been prejudiced in any material respect by such failure so to notify the Indemnitor, the Indemnitor shall have the right to set off against any amounts payable or that become payable by the Indemnitor under this Agreement the amount by which the Indemnitor has been damaged (as finally determined by a court of competent jurisdiction) as a result of the failure so to notify the Indemnitor. A claim for indemnity may, at the option of the Indemnitee, be asserted as soon as any claim has been asserted by a third party in writing, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred.

B. At any time after the Indemnitee gives notice to the Indemnitor of a claim being made against the Indemnitee for which a claim for indemnity is being asserted, to the extent that such claim is not being defended by any third party under the terms of any applicable insurance policy or policies, the Indemnitee shall permit the Indemnitor, at the option and expense of the Indemnitor, to assume the defense of such Action with authority to conduct such defense and to settle or otherwise dispose of the same (except as hereinafter provided), and the Indemnitee will reasonably cooperate in such defense. In order to assume such defense, (i) Indemnitor must notify Indemnitee in writing of its election to do so within ten (10) calendar days following receipt of notice of the Action from Indemnitee—in the event that Indemnitor does not so notify Indemnitee within such ten (10) calendar day period, Indemnitor shall be deemed to have elected not to assume such defense; and (ii) Indemnitor must provide Indemnitee with evidence reasonably acceptable to Indemnitee that Indemnitor will have the financial resources to defend against such Action and fulfill its indemnification obligations hereunder. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such Action as provided above, the Indemnitor shall be liable to the Indemnitee for such legal or other expenses subsequently incurred at the request of the Indemnitor by the Indemnitee in connection with the defense thereof.

C. The Indemnitor will not, in defense of any such Action, except with the consent of the Indemnitee, consent to the entry of any judgment or enter into any settlement that (i) does not include, as an unconditional term thereof, the release by claimant or plaintiff of Indemnitee from all claims and/or liability in respect thereof, or (ii) involves an injunction or other equitable relief, unless Indemnitor satisfies all such liabilities in full contemporaneously with the entry of such judgment or settlement.

D. As to those Actions with respect to which the Indemnitor elects to assume control of the defense, the Indemnitor will afford the Indemnitee an opportunity to participate in such defense, at the Indemnitee’s own cost and expense and the Indemnitor agrees to reasonably cooperate in such defense.

E. As to those Actions with respect to which the Indemnitor does not elect to assume control of the defense, (i) the Indemnitee will afford the Indemnitor an opportunity to participate in such defense, at the Indemnitor’s own cost and expense; (ii) the Indemnitee will not settle or otherwise dispose of any of the same without the consent of the Indemnitor, which consent will not be unreasonably withheld; and (iii) the Indemnitor agrees to reasonably cooperate in such defense.

F. The Indemnitor shall make payments to the Indemnitee, pursuant to the provisions hereof, with respect to Actions of third parties as follows: with respect to out-of-pocket expenses of the Indemnitee, on demand as incurred, and, with respect to amounts and fees owed to third parties, to the extent not paid directly to such third parties by the Indemnitor, on demand at the time of payment by the Indemnitee to such third party.

(i) Payments for amounts due the Indemnitee or its Insiders hereunder shall be paid by either cash or cashier’s check.

ARTICLE IX.

TERMINATION AND ABANDONMENT

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A. By the mutual consent of the Purchaser and the Seller.

B. By either the Seller or the Purchaser unless, after July 2, 2007; except that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

C. By either the Purchaser or the Seller if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

D. By the Purchaser or Seller if either reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not ever be obtained, will not be obtained by a date that would enable the parties to close the transactions contemplated hereby on July 2, 2007, or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

E. By the Purchaser, if FBL or the Seller fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from the Purchaser, or if any of the representations or warranties of FBL or the Seller contained in this Agreement or in any other agreement contemplated hereby shall be inaccurate in any material respect.

F. By the Seller, if the Purchaser fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from the Seller, or if any of the representations or warranties of the Purchaser contained herein or therein shall be inaccurate in any material respect.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.01 of this Agreement.

Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 9.01 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 10.01. All communications must be in writing and addressed as follows:

IF TO FBL OR THE SELLER:

Mr. Brent Burrows

First Bank Lubbock Bancshares, Inc.

7806 Indiana Ave.

Lubbock, Texas 79423

Telecopy: (806) 788-0699

WITH A COPY TO:

Haynie, Rake & Rypass P.C

Attn: Mark Haynie, Esq.

14651 Dallas Parkway

Suite 136

Dallas, Texas 75254

Telecopy: (972) 716-1855

IF TO THE PURCHASER:

Mr. Stephen M. Klein, J.D.

Chairman and Chief Executive Officer

Omni National Bank

6 Concourse Parkway, Suite 2300

Atlanta, Georgia 30328

Telecopy: (770) 396-0000

WITH A COPY TO:

Powell & Goldstein LLP

Attn: John ReVeal, Esq.

901 New York Avenue, NW

Third Floor

Washington, DC 20001

Telecopy: (202) 624-7261

Section 10.02 Entire Agreement. This Agreement is part of a series of integrated transactions between the parties hereto. This Agreement together with the other documents executed by the parties in connection with the Related Transactions shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 10.03 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN THE FEDERAL COURTS SITUATED IN LUBBOCK COUNTY, TEXAS.

Section 10.04 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 10.05 Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 10.06 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.07 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.08 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

Section 10.09 Commissions. Except for the fee payable to Sandler O’Neil & Partners, LP, FBL, the Seller and Purchaser agree and represent to each other that no commission are due to any broker or any other person relating to the transactions that are the subject of this Agreement or due as a result of its actions with respect to this transaction. Each party hereto agrees to indemnify and hold harmless the other parties hereto from any claims that a commission is due.

Section 10.10 Binding Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, provided, that the Purchaser may assign its rights under this Agreement to an affiliate or subsidiary.

Section 10.11 Time Is Of The Essence. With regard to all dates and time periods set forth or referred to in the Agreement, time is of the essence.

Section 10.12 Publicity. Prior to Closing, FBL, the Seller and the Purchaser agree to communicate with each other and cooperate with each other prior to any public disclosure of this transaction. FBL, the Seller and the Purchaser agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by law or any agreement to which any party is subject, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release announcement in advance of such issuance.

Section 10.13 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

Section 10.14 Expenses. Each of the parties to this Agreement will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each of FBL and the Seller agrees that the Wilson Bank has not borne and will not bear any of FBL’s or the Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Purchaser, FBL and the Seller have caused this Agreement to be executed as of the date first above written.

“PURCHASER:”

OMNI NATIONAL BANK, a national banking association

By:	/s/ Stephen M. Klein
Stephen M. Klein
Title:	Chairman and Chief Executive Officer

“SELLER:”

OUTSOURCE DELAWARE CAPITAL GROUP INC., a Delaware corporation

By:	/s/ Barry Orr
Barry Orr
Chairman of the Board

FIRST BANK LUBBOCK BANCSHARES, INC.,
A Texas corporation

By:	/s/ Barry Orr
Barry Orr,
Chairman of the Board